PRIVILEGED AND CONFIDENTIAL

March 8, 2013

Neuberger Berman Income Funds
605 Third Avenue
New York, New York  10158-0180

The Empire Builder Tax Free Bond Fund
546 Fifth Avenue, 7th Floor
New York, New York  10036

Re:	Reorganization to Convert a Massachusetts Business Trust to a Series of a Delaware Statutory Trust

Ladies and Gentlemen:

Neuberger Berman Income Funds, a Delaware statutory trust (“Trust”), on behalf of Neuberger Berman New York Municipal Income Fund, a segregated portfolio of assets (“series”) thereof (“New Fund”), and The Empire Builder Tax Free Bond Fund, a Massachusetts business trust (“Old Fund”), have requested our opinion as to certain federal income tax consequences of the conversion of Old Fund to New Fund pursuant to an Agreement and Plan of Reorganization and Termination among them, Neuberger Berman Management LLC, and Glickenhaus & Co., dated as of January 14, 2013 (“Agreement”).1  The Agreement contemplates Old Fund’s changing its identity, form, and place of organization -- that is, its conversion from a Massachusetts business trust to a series of a Delaware statutory trust -- through the transactions comprising the “Reorganization,” i.e., by (1) transferring all the Assets to New Fund (which is being established solely for the purpose of acquiring the Assets and continuing Old Fund’s business) in exchange solely for New Fund Shares and New Fund’s assumption of all the Liabilities, (2) distributing those shares pro rata to the Shareholders in exchange for their Old Fund Shares and in complete liquidation thereof, and (3) being terminated, all on the terms and conditions set forth in the Agreement.

In rendering this opinion, we have examined (1) the Agreement, (2) the combined Prospectus/Proxy Statement dated January 11, 2013, regarding the Reorganization that was furnished in connection with the solicitation of proxies by Old Fund’s board of trustees for use at a special meeting of Old Fund’s shareholders that was held on February 22, 2013, (3) the Certificates referred to below, and (4) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”).  We have assumed, for those purposes, the accuracy and completeness of the information contained in all the Documents.  As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission, as contemplated in paragraph 6.6 of the Agreement), on the representations and warranties made in the Agreement (each, a “Representation”) and on the

1  Each capitalized term that is not defined herein has the meaning ascribed thereto in the Agreement.

PRIVILEGED AND CONFIDENTIAL

Neuberger Berman Income Funds
The Empire Builder Tax Free Bond Fund
March 8, 2013

Certificates delivered at the Closing pursuant to paragraph 3.7(a) thereof (which certify that the Investment Companies’ respective Representations are true and correct at the Effective Time).  We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is, and at the Effective Time will be, correct without that qualification.  We have also assumed that as to all matters for which a person or entity has represented that the person or entity is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is and was no such plan, intention, understanding, or agreement.  Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganization.

OPINION

Based solely on the facts set forth in the Documents and the assumptions described above, and conditioned on all the Representations’ being true and complete at the Effective Time and the Reorganization’s being consummated in accordance with the Agreement (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved), our opinion is as follows:

(1) New Fund’s acquisition of the Assets in exchange solely for New Fund Shares and its assumption of the Liabilities, followed by Old Fund’s distribution of those shares pro rata to the Shareholders actually or constructively in exchange for their Old Fund Shares and in complete liquidation of Old Fund, will qualify as a “reorganization” (as defined in section 368(a)(1)(F)2), and each Fund will be “a party to a reorganization” (within the meaning of section 368(b));

(2) Old Fund will recognize no gain or loss on the transfer of the Assets to New Fund in exchange solely for New Fund Shares and New Fund’s assumption of the Liabilities, pursuant to sections 361(a) and 357(a), respectively, or on the subsequent distribution of those shares to the Shareholders in exchange for their Old Fund Shares, pursuant to section 361(c)(1);

(3) New Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for New Fund Shares and its assumption of the Liabilities, pursuant to section 1032(a);

(4) New Fund’s basis in each Asset will be the same as Old Fund’s basis therein immediately before the Reorganization, pursuant to section 362(b), and New Fund’s holding period for each Asset will include Old Fund’s holding

2  “Section” references are to the Code.

PRIVILEGED AND CONFIDENTIAL

Neuberger Berman Income Funds
The Empire Builder Tax Free Bond Fund
March 8, 2013

period therefor (except where New Fund’s investment activities have the effect of reducing or eliminating an Asset’s holding period), pursuant to section 1223(2);

(5) A Shareholder will recognize no gain or loss on the exchange of all its Old Fund Shares solely for New Fund Shares pursuant to the Reorganization, pursuant to section 354(a);

(6) A Shareholder’s aggregate basis in the New Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Old Fund Shares it actually or constructively surrenders in exchange for those New Fund Shares, pursuant to section 358(a)(1), and its holding period for those New Fund Shares will include, in each instance, its holding period for those Old Fund Shares, provided the Shareholder holds them as capital assets at the Effective Time, pursuant to section 1223(1); and

(7) For purposes of section 381, New Fund will be treated just as Old Fund would have been treated if there had been no Reorganization.  Accordingly, the Reorganization will not result in the termination of Old Fund’s taxable year, Old Fund’s tax attributes enumerated in section 381(c) will be taken into account by New Fund as if there had been no Reorganization, and the part of Old Fund’s taxable year before the Reorganization will be included in New Fund’s taxable year after the Reorganization.

Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on either Fund or any Shareholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes on the termination or transfer thereof under a mark-to-market system of accounting.

Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Service in existence on the date hereof.  All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification.  Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the Service or any court.  Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the Service, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

Our opinion addresses only the specific federal income tax consequences of the Reorganization set forth above and does not address any other federal, or any state, local, or

PRIVILEGED AND CONFIDENTIAL

Neuberger Berman Income Funds
The Empire Builder Tax Free Bond Fund
March 8, 2013

foreign, tax consequences of the Reorganization or any other action (including any taken in connection therewith).  Our opinion also applies only to the extent each Fund is solvent, and we express no opinion about the tax treatment of the Reorganization if either Fund is insolvent.  Finally, our opinion is solely for the addressees’ information and use and may not be relied on for any purpose by any other person without our express written consent.

Very truly yours, /s/ K&L GATES LLP